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                                                                   Exhibit 8(ee)

                                    AGREEMENT

     Agreement, dated May 1, 2009, between Janus Capital Management LLC, a Delaware limited liability company ("JCM"), and Janus Aspen Series, a Delaware statutory trust (the "Trust").

     Pursuant to the Investment Advisory Agreement between JCM and the Trust, with respect to Modular Portfolio Construction Portfolio, that provides that JCM may perform certain administrative and clerical functions and shall be reimbursed for the costs thereof or receive such compensation therefor as may be agreed upon from time to time, JCM and the Trust agree as follows:

     1. JCM shall perform all necessary and appropriate internal accounting, recordkeeping, and blue sky monitoring and registration functions of the Trust, including the preparation of reports and returns incidental thereto.

     2. The Trust shall reimburse to JCM on a monthly basis the reasonable costs incurred by JCM in performing the functions described herein, including without limitation the salaries of JCM personnel performing those functions, applicable system costs, and other ancillary costs such as costs associated with DTC confirms and the costs of the pricing feed into such systems.

                                       JANUS CAPITAL MANAGEMENT LLC


                                       By: /s/ Gregory A. Frost
                                           -------------------------------------
                                           Gregory A. Frost, Executive Vice
                                           President and Chief Financial Officer


                                       JANUS ASPEN SERIES


                                       By: /s/ Stephanie Grauerholz-Lofton
                                           -------------------------------------
                                           Stephanie Grauerholz-Lofton, Vice
                                           President and Secretary